Exhibit (h)(3)(i)

FORM OF

ADDENDUM TO MUTUAL FUND SELLING AGREEMENT

This Addendum (the “Addendum”) to the Mutual Fund Selling Agreement is entered into between Hartford Funds Distributors, LLC (“Distributor”), a Delaware limited liability company, and the undersigned dealer (“Dealer”) as of the __ day of ___________, 2019.

Reference is made to the Mutual Fund Selling Agreement between the Distributor and Dealer dated as of __________ __, ____, as amended from time to time (the “Selling Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Selling Agreement.

WHEREAS, in addition to the open-end investment Companies and their Funds, Shares and Classes covered by the Selling Agreement, Distributor and Dealer desire that Dealer also participate as a member of the Selling Group in the distribution of shares of Hartford Schroders Opportunistic Income Fund (the “Opportunistic Income Fund”) and other closed-end “interval” investment companies operated in accordance with Rule 23c-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), and for which the Distributor serves as principal underwriter (together with the Opportunistic Income Fund, each an “Interval Fund” and together the “Interval Funds”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Distributor and Dealer hereby agree as follows:

1. The Opportunistic Income Fund and each other Interval Fund that is formed in the future is hereby added to and shall be treated for all purposes as a “Fund” under the Selling Agreement, subject to the terms and conditions specified herein and in the Selling Agreement. Upon execution by the parties, this Addendum shall become a part of the Selling Agreement, and the Selling Agreement, as it may be further amended, is hereby incorporated by reference into this Addendum. To the extent that there is a conflict between the Selling Agreement and this Addendum, this Addendum shall control for all purposes.

2. It is expected that each Interval Fund will offer its shares in a continuous offering at net asset value, and certain share classes may have an additional front-end sales charge. The parties acknowledge and agree, however, that there is no assurance that an Interval Fund will engage in a continuous offering of its shares and may determine not to do so in its sole discretion. Unless otherwise specified herein or the context otherwise requires, shares of each Interval Fund offered in a continuous offering shall be treated for all purposes as “shares” under the Selling Agreement. Each Interval Fund may in the future offer additional classes of shares to be covered by the Selling Agreement, in which case the Distributor may amend this Addendum to cover such additional share classes upon 10 days’ written notice to Dealer.

3. The sales charge applicable to any sale of shares of an Interval Fund by Dealer and the dealer discount (commission) applicable to any other order from Dealer for the purchase of such shares accepted by Distributor shall be that percentage of the applicable public offering price as set forth in Exhibit A hereto. The rates of any sales charge, dealer discount (commission), or distribution and/or service fees paid with respect to any Interval Fund’s shares, including outstanding shares, are subject to change by Distributor, and sales charges and dealer discounts (commissions) to selected Intermediaries may be subject to reductions under a variety of circumstances, as may be the case with other shares as specified under the Selling Agreement.

1

4. Special Provisions Relating to Repurchase Offers. Dealer acknowledges that each Interval Fund will adopt fundamental policies (which may not be changed without shareholder approval) to make periodic offers to purchase between 5% and 25% of its shares (“Repurchase Offers”) in accordance with Rule 23c-3 under the 1940 Act and as described in the then current Prospectus of the Interval Fund. Repurchase of shares of an Interval Fund will be made at the net asset value of such shares in accordance with the applicable Repurchase Offer and then current Prospectus, less any applicable CDSC (which, for avoidance of doubt, is separate and distinct from any repurchase or redemption fee that may be charged by the Fund) and expenses for which the Fund has determined to charge shareholders as permitted by Rule 23c-3. Dealer agrees to transmit to its customers any Repurchase Offer notification received from Distributor within the time period specified in the applicable Prospectus and in such notification, and to use its reasonable best efforts to transmit repurchase requests from its customers to the Interval Fund or its transfer agent or other designee by the applicable repurchase request deadline as specified in the applicable Prospectus and such notification. Dealer expressly acknowledges and agrees that shares of an Interval Fund will not be repurchased by either the respective Interval Fund (other than through Repurchase Offers, or other tender offers from time to time, if any) or Distributor, and that no secondary market for the shares of any Interval Fund exists currently or is expected to develop, and therefore that the shares have very limited liquidity and are appropriate only as a long-term investment. Dealer also expressly acknowledges and agrees that, in the event one or more of its customers cancel their order for shares of and Interval Fund after confirmation, such shares may not be repurchased, remarketed or otherwise disposed of by or through Distributor. Any representation as to a Repurchase Offer or other tender offer by an Interval Fund, other than that which is set forth in the Interval Fund’s then current Prospectus or a Repurchase Offer notice issued by the Interval Fund, is expressly prohibited.

5. The parties agree and Dealer acknowledges that Dealer shall be responsible for communicating all necessary information to its Customers regarding whether shares in an Interval Fund are a suitable investment for such Customer including, without limitation, information regarding the limited liquidity of the investment as referenced in Section 4 above and in the then current Prospectus. Dealer agrees to recommend shares of an Interval Fund to a Customer only if Dealer has reasonable grounds for believing that the recommendation is suitable for such Customer upon the basis of the facts, if any, disclosed by such customer as to his other security holdings and as to his financial situation and needs and otherwise in accordance with FINRA Rule 2111. Dealer understands that these responsibilities apply to any prospective investment in shares of an Interval Fund by its Customers, including shares that may be acquired in an exchange of shares from the Customer’s investment in an open-end investment company (which generally will have substantially greater liquidity than an investment in an Interval Fund).

6. Except as otherwise provided herein, all terms, conditions, obligations, representations, warranties and covenants applicable to or made by Distributor or Dealer under the Selling Agreement with respect to a Company or its Shares, or the party’s activities with respect thereto, shall apply with equal force to any Interval Fund and its Shares. The Board of Trustees has approved the adoption by the Fund of a distribution plan (the “Plan”) pursuant to Rule 12b-1 under the 1940 Act for Class A shares. Under the Plan, Class A shares of the Fund bear distribution and/or service fees paid to the Distributor, some of which may be paid to select broker-dealers.

This Addendum, together with the Selling Agreement, shall be binding upon both parties hereto when executed by both parties and supersedes any prior agreement or understanding between Distributor and Dealer with respect to the sale of Shares of any Interval Fund. This Addendum may be executed in multiple counterparts, each of which together shall constitute one and the same instrument.

[The remainder of this page is intentionally left blank.]

2

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date and year first written above.

HARTFORD FUNDS DISTRIBUTORS, LLC

By:

Name:

Title:

Address for notice:

690 Lee Road, Wayne, PA 19087

Attention: Law Department

(Dealer’s Name)

(Street Address)

(City)	(State)	(Zip Code)

(Telephone Number)

By:
(Authorized Signer)

(Name and Title)

3

EXHIBIT A

Compensation

CLASS A SHARES

Hartford Schroders Opportunistic Income Fund pays the following concessions:

Amount of Sale	Sales Charge	Dealer Concession

Less than $50,000	3.00%	2.50%

$50,000-$99,999	2.50%	2.00%

$100,000-$249,999	2.25%	1.75%

$250,000-$499,999	1.75%	1.25%

$500,000-$999,999	1.25%	1.00%

Over $1 million	0.00%	*

* No upfront sales charge on investments over $1 million. However, there is a CDSC of 1% on any shares sold within 18 months of purchase. The distributer may pay dealers of record commissions on purchases over $1 million in an amount up to the sum of 1% on the first $4 million, 0.50% of the next $6 million, and 0.25% of share purchases over $10 million. Commissions are based on cumulative investments over the life of the account with no adjustment for redemptions, transfers, or market declines.

Rule 12b-1 Fee: 25 basis points beginning immediately for all Class A Shares, with the exception of purchases of $1,000,000 or more where the dealer was paid a commission by HFD, in which case the 12b-1 Fee of 25 basis points will begin in the 13th month after purchase.

No concession will be paid on Class A Shares sold on a load-waived basis to wrap fee programs.

No concession will be paid on Class A Shares sold on a load-waived basis to current or retired officers, directors and employees (and their families, as defined under the “Accumulation Privilege” section of the Prospectus) of the Fund, The Hartford, the sub-advisers to the Hartford Mutual Funds, the transfer agent, and their affiliates.

CLASS I SHARES

No sales concession or Rule 12b-1 Fee is paid on sales of Class I Shares

CLASS SDR SHARES

No sales concession or Rule 12b-1 Fee is paid on sales of Class SDR Shares

This Exhibit A is subject to amendment from time to time as specified in the Interval Fund’s current Prospectus and/or Statement of Additional Information.

4